                                                                     Exhibit 11B


                         PacifiCare Health Systems, Inc.

             Computation of Net Income per Share of Common Stock -
                                  Fully Diluted

           (Dollars and shares in thousands, except per share amounts)

                                                                                      Three months ended
                                                                                          December 31,
                                                                               ---------------------------------
                                                                                    1995               1994
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----------------------------------------------------------------------------------------------------------------
 Shares outstanding at the beginning of the period                                  30,945             27,528

 Weighted average number of shares issued during the period as a result of compensation awarded in stock and exercise of stock
    options                                                                             39                 20

 Dilutive shares issuable, net of shares assumed to have been purchased (at the higher of average or ending market price) for treasury with assumed proceeds from:

       Contingent exercise of stock options                                            688                682

       Registered equity purchase contracts                                             15                  1
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 Total shares - fully diluted                                                       31,687             28,231
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 Net income                                                                    $    27,979        $    20,057
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 Fully diluted earnings per share                                              $      0.88        $      0.71
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


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